Wildermuth Securities, LLC

Written Supervisory Procedures

September 2020

Ill. ACTIVITIES OF REGISTERED REPRESENTATIVES

Registered representatives must be familiar with and comply with the Firm's policies and procedures contained in this manual and all FINRA, SEC and applicable state rules. Annually, the CCO or designee will require each registered person to complete and return a questionnaire regarding compliance with those rules and regulations, some of which may not be referenced specifically in this manual. At the time of hire, the Registered Representative will be asked to sign an agreement stating that the representative understands and will comply with the rules and regulations.

111.1.	Gifts and Gratuities

Associated persons of Wildermuth Securities may not give or receive cash or anything of value in excess of $100 per individual per year. This prohibition applies to any person, principal, proprietor, employee, agent or representative of another FINRA member firm. Annua lly, all associated persons will be asked to certify that they have not violated this prohibition and have reported all gifts and gratuities below $100 which they have given or received. The CCO or designee will maintain a log of all reported gifts and gratuities.

The above does not apply to gifts of de minimis value such as pens, notepads, modest desk ornaments or promotional items of nominal value that display the Firm's logo (e.g., umbrellas, tote bags or shirts.) The values of a promotional item must be substantially below the $100 limit. The Firm will maintain a record of all de minimis promotional items used in a given year to ensure the value of such gifts is substantially below the limit.

Any business entertainment must be accompanied by a host or giver. In the case of virtual entertainment, the giver must be a virtual participant. These activities must be included in the gift log and their frequency and cost should be reasonable and minimal.

Designated Responsible Person: CCO or designee
Frequency of Review: Annual or as needed
Required Memorialization: CCO files

111.2.	Personal Securities Accounts

Upon association with the Firm, all associated persons will advise the CCO or designee in writing of their personal securities accounts or accounts of their immediate family (defined as spouse, children or any relative living in the same house as the associated person). The accounts to be disclosed include all accounts in which the associated person or a member of the associated person's immediate family has any interest, whether direct or indirect, e.g. as trustee, executor, beneficiary or custodian. Within 30 days the Firm will provide written consent to maintain the account and the associated person will notify the carrying firm of associating with the Firm. Wildermuth Securities will request duplicate statements and/or confirmations for associated persons' personal or family securities accounts be sent to the Firm. The CCO or a designee will ask, in writing, at the time of hiring and annually thereafter for the disclosure of securities accounts.

All associated persons must receive prior written consent of the Firm, to open or otherwise establish at a broker-dealer other than Wildermuth Securities, or at any other financial institution, any account in which securities transactions can be effected and in which the associated person has a beneficial interest.

Wildermuth Securities, LLC

Written Supervisory Procedures

September 2020

111.3.	Review of Personal Securities Accounts

At least quarterly, the CCO or designee will review all accounts for associated persons and their immediate family (see also procedures regarding insider trading). The review will include securities accounts held at all broker-dealers and other financial institutions. The reviewer will evidence supervision by initialing the statements reviewed.

Designated Responsible Person: CCO or designee
Frequency of Review: Annual or as needed
Required Memorialization: CCO files

111.4.	Private Securities Transactions and Outside Business Activities

A. A private securities transaction occurs when a registered person transacts securities business on behalf of others without the knowledge and permission of the Firm. Typically, a private securities transaction occurs when an unregistered security, or an investment that is represented to be exempt from registration, is sold without review and approval of the product or the transaction.

A registered person associated with the Firm may not engage in a private security transaction, outside the regular course or scope of her or his association or employment with the Firm, for themselves, or any other person without first requesting and receiving permission to do so by the CCO or designee. Each Registered Person must annually certify in writing compliance with this policy.

The CCO or designee will review each request for a registered person to participate in any private securities transaction and respond within ten business days in writing to the request. The request must:

•	describe the situation and state any compensation expected to be received;
•	provide the name, address, and telephone number of the proposed business venture;
•	describe the product(s), services and facilities of the business;
•	document disclosure to the principals of the business that the activity is outside the scope of the Registered Representative's association with the Firm.

A copy of the request and the Firm's response will be maintained in the person's personnel file.

B. A Registered Representative associated with the Firm must disclose all business activity outside the regular course or scope of association or employment with the Firm ("OBA"), including raising money for business enterprises, and/or ownership of other entities. A Registered Representative may not accept compensation in the form of salaries, commissions, wages, fees, bonuses, stock distribution, etc. from any source outside the Firm without prior approval from the CCO, or designee. In accordance with FINRA 3270, OBAs must be disclosed at the time of hiring/on-boarding for new employees or notice must be given prior to engaging in the OBA.

At the time of hiring and annually thereafter, the CCO or designee will ask in writing for a written acknowledgment that each registered person understands the Firm's policies regarding private securities transactions and outside business activities. The annual questionnaire also will ask for confirmation that the Registered Representative has made appropriate requests and disclosures concerning any private securities transactions or outside business activities. The annual questionnaire will be maintained electronically.

Wildermuth Securities, LLC

Written Supervisory Procedures

September 2020

Designated Responsible Person: CCO or designee
Frequency of Review: Annual or as needed
Required Memorialization: CCO files

111.5.	Investment Advisory Activities of Associated Persons

The Firm is not a Registered Investment Advisor ("RIA"). An affiliated firm, Wildermuth Advisory, LLC is a RIA, registered with the Securities and Exchange Commission ("SEC"). Registered Representatives wishing to engage in investment advisory activities must affiliate with Wildermuth Advisory, LLC.

111.6.	Customer Complaints

Wildermuth Securities has no customers as defined by FINRA. However, the Firm expects all Registered Representatives to report promptly any complaint received. The representative must report the complaint, in writing, to the CCO. FINRA defines a complaint as "any written statement by a customer or person acting on behalf of such customer alleging a grievance involving the activities of those persons under the control of the member in connection with the solicitation or execution of any transaction or the disposition of securities or funds of that customer."

Copies of all customer complaints shall be maintained in a centralized file. The original complaint and its resolution shall be maintained in a file in the main office. The complaint will be referred to Wildermuth's legal counsel for any further action.

The CCO will, on an quarterly basis, perform a review of the customer complaint file to ensure that no customer complaints have been lodged against Wildermuth Securities without proper action.

Designated Responsible Person: CCO
Frequency of Review: Quarterly or as needed
Required Memorialization: CCO files

111.7.	Customer Complaint Reports

The Firm will report certain events involving complaints or allegations of wrongdoing made against the Firm or associated persons of the Firm. FINRA Rule 4530 specifies reportable events and the timeframe for reporting the events. Should a reportable event occur, the CCO or a designee shall use the World Wide Web to communicate the event to FINRA. The report will be made within thirty days of notification of the event. The Firm will also file a report of statistical and summary information regarding written customer complaints by the 15th calendar day following each calendar quarter as specified by the Rule.

Designated Responsible Person: CCO
Frequency of Review: Annual or as needed
Required Memorialization: CCO files

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